Filed under Rule 424(b)(3), Registration Statement No. 333-169633
Pricing Supplement No. 6 - Dated Monday, March 11, 2013 (Prospectus Dated September 29, 2010 and Prospectus Supplement Dated November 13, 2012)
CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
26442KAF3	[ ]	100.000%	2.300%	[ ]	Fixed	3.350%	Quarterly	03/15/2027	06/15/2013	$7.82	Yes	Senior Unsecured Notes
Redemption Information: Non-Callable
Duke Energy Corporation		Trade Date: Monday, March 18, 2013 @ 12:00 PM ET							Duke Energy Corporation
		Settlement Date: Thursday, March 21, 2013							Duke Energy InterNotes
		Minimum Denomination/Increments: $1,000.00/$1,000.00							Due One Year or More from Date of Issue
		Initial trades settle flat and clear SDFS: DTC Book Entry only							Prospectus Supplement Dated November 13, 2012
		DTC Number 0235 via RBC Dain Rauscher Inc.							to Prospectus Dated September 29, 2010

Agents: BofA Merrill Lynch, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Incapital, LLC, Citigroup, Edward D. Jones & Co., L.P., Morgan Stanley, RBC Capital Markets, LLC, UBS Investment Bank, Wells Fargo Advisors, LLC

If the maturity date or an interest payment date for any note is not a business day (as such term is defined in the Prospectus Supplement), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

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